Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of T Stamp, Inc. dated as of November 13, 2025 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

GALLOWAY CAPITAL PARTNERS, LLC

By:	/s/ Bruce Galloway
Name: Bruce Galloway
Title: Managing Member

/s/ Bruce Galloway
Bruce Galloway

Schedule 1

Purchases by the Reporting Persons

Date	Shares	Share Price

September 15, 2025	27,400	$3.07
September 19, 2025	52,650	$3.38
September 22, 2025	19,100	$3.19
September 24, 2025	44,010	$3.58
September 25, 2025	18,540	$3.36
September 29, 2025	32,100	$3.33
October 9, 2025	29,000	$3.47
October 29, 2025	21,060	$3.75
November 4, 2025	49,650	$3.99
November 10, 2025	22,500	$4.37